As filed with the Securities and Exchange Commission on November 1, 2013

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Seadrill Partners LLC

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	1381	66-0789360
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2nd Floor, Building 11, Chiswick Business Park

566 Chiswick High Road

London W4 5YS, United Kingdom

+44 20 8811 4700

(Address and telephone number of Registrant’s principal executive offices)

Watson, Farley & Williams LLP

Attention: Daniel C. Rodgers

1133 Avenue of the Americas

New York, New York 10036

(212) 922-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Catherine S. Gallagher

Adorys Velazquez

Vinson & Elkins L.L.P.

2200 Pennsylvania Avenue NW, Suite 500 West

Washington, DC 20037

Tel. (202) 639-6500

Fax (202) 639-6604

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee
Primary offering(1)(2):
Common units representing limited liability company interests	—	—	—	—
Other classes of units representing limited liability company interests	—	—	—	—
Debt securities(3)	—	—	—	—
Total primary	(1)	(2)	$800,000,000(4)	$103,040(5)
Secondary offering:
Common units representing limited liability company interests	10,000,000(6)	32.72(7)	$327,200,000(8)	$42,143.36
Total (primary and secondary)	—	—	$1,127,200,000	$145,183.36

(1)	There are being registered hereunder such presently indeterminate number of common units, other classes of units representing limited liability company interests and debt securities of Seadrill Partners LLC, which may be offered and sold, on a primary basis, in such amount as shall result in an aggregate offering price not to exceed $800.0 million. This Registration Statement also covers an indeterminate amount of common units as may be issued upon conversion of the debt securities registered hereunder.
(2)	With respect to the primary offering, the proposed maximum aggregate offering price for each class of securities to be registered is not specified pursuant to General Instruction II.C. of Form F-3.
(3)	If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $800.0 million, less the dollar amount of any registered securities of Seadrill Partners LLC previously issued.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, or the Securities Act. With respect to the primary offering, in no event will the aggregate initial offering price of all securities offered from time to time pursuant to this Registration Statement exceed $800.0 million.
(5)	Calculated in accordance with Rule 457(o) under the Securities Act.
(6)	Pursuant to Rule 416(a) under the Securities Act, the number of common units being registered on behalf of the selling unitholder shall be adjusted to include any additional common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.
(7)	With respect to the secondary offering, the proposed maximum offering price per common unit will be determined from time to time in connection with, and at the time of, the sale by the selling unitholder.
(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sale prices of the common units on October 28, 2013, as reported on the NYSE.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act, may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2013

P R O S P E C T U S

Seadrill Partners LLC

Common Units Representing Limited Liability Company Interests

Other Classes of Units Representing Limited Liability Company Interests Debt Securities

We may from time to time, in one or more offerings, offer and sell common units and other units representing limited liability company interests in Seadrill Partners LLC and the debt securities described in this prospectus. We refer to the common units and other units representing limited liability company interests in Seadrill Partners LLC and the debt securities collectively as the “securities.” The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $800.0 million.

Seadrill Limited, the selling unitholder, may from time to time, in one or more offerings, offer and sell up to 10,000,000 common units. We will not receive any proceeds from the sale of these common units by the selling unitholder. For a more detailed discussion of the selling unitholder, please read “Selling Unitholder.”

We or the selling unitholder may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these securities and the general manner in which we or the selling unitholder will offer the securities. The specific terms of any securities we or the selling unitholder offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we or the selling unitholder will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement.

Our common units are traded on the NYSE, under the symbol “SDLP.” We will provide information in the related prospectus supplement for the trading market, if any, for any securities that may be offered.

Investing in our securities involves risks. You should carefully consider the risk factors described under “Risk Factors” on page 7 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

i

In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. We have not, and the selling unitholder has not, authorized anyone else to give you different information. Neither we nor the selling unitholder are offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission, or the SEC, incorporated by reference in this prospectus.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may over time, in one or more offerings, offer and sell up to $800.0 million in total aggregate offering price of any combination of the securities described in this prospectus. In addition, the selling unitholder may over time, in one or more offerings, offer and sell up to 10,000,000 of our common units.

This prospectus provides you with a general description of Seadrill Partners LLC and the securities that are registered hereunder that may be offered by us or the selling unitholder. Each time we sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Because the selling unitholder may be deemed to be “underwriter” under the Securities Act of 1933, as amended (or the Securities Act), each time the selling unitholder sells any common units offered by this prospectus, the selling unitholder is required to provide you with this prospectus and the related prospectus supplement containing specific information about the selling unitholder and the terms of the common units being offered in the manner required by the Securities Act. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement), and any additional information you may need to make your investment decision.

Unless the context otherwise requires, references in this prospectus to “Seadrill Partners,” “the “Company,” “we,” “our,” “us” or similar terms refer to Seadrill Partners LLC, a Marshall Islands limited liability company, or any one or more of its subsidiaries, including Seadrill Partners Operating LLC, Seadrill Operating LP and Seadrill Capricorn Holdings LLC, unless the context otherwise indicates. We refer to Seadrill Partners Operating LLC, Seadrill Operating LP, and Seadrill Capricorn Holdings LLC collectively, as “OPCO.” References in this prospectus to the “Seadrill Member” refer to the owner of the Seadrill Member Interest, which is a non-economic limited liability company interest in Seadrill Partners. The Seadrill Member Interest is currently owned by Seadrill Member LLC, a Marshall Islands limited liability company. References in this prospectus to “Seadrill” refer, depending on the context, to Seadrill Limited and to any one or more of its direct and indirect subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s web site on the Internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, NY, 10005, or on our website at http:// www.seadrillpartners.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

We are subject to the information requirements of the U.S. Securities Exchange Act (or the Exchange Act), and, in accordance therewith, we are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the Internet is located at www.seadrillpartners.com, and we will make our annual reports on Form 20-F and our periodic reports filed with the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports are electronically filed with the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2012 , filed on April 30, 2013 (or our 2012 Annual Report);

•	all subsequent annual reports on Form 20-F filed prior to the termination of this offering;

•	our current reports on Form 6-K filed on September 30, 2013, September 30, 2013 (as amended by the current report on Form 6-K/A filed on November 1, 2013) and October 25, 2013;

•

all subsequent current reports on Form 6-K furnished prior to the termination of this offering that we identify in such current reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•

the description of our common units contained in our Registration Statement on Form 8-A filed on October 17, 2012, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our Internet website at http://www.seadrillpartners.com, or by writing or calling us at the following address:

2nd Floor, Building 11

Chiswick Business Park

566 Chiswick High Road, London W4 5YS

Attn: Seadrill Partners Investor Relations

+44 20 8811 4700

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain certain “forward-looking statements” (as such term is defined in Section 21E of the Exchange Act) concerning future events and our operations, performance and financial condition (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto, including statements and assumptions concerning OPCO). In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we and OPCO operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. These forward-looking statements reflect management’s views only as of the date of this prospectus and are not intended to give any assurance as to future results.

Forward-looking statements appear in a number of places in this prospectus and include statements with respect to, among other things:

•	our distribution policy and our ability to make cash distributions on our units or any increases in distributions;

•	our ability to integrate and realize the expected benefits from acquisitions, including the T-15 and the T-16;

•	our ability to borrow under the $300 million sponsor credit facility between OPCO, as borrower, and Seadrill, as lender;

•	future financial condition or results of operations and future revenues and expenses;

•	the repayment of debt;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	the failure of OPCO’s drilling rigs to perform satisfactorily or to our expectations;

•	fluctuations in the international price of oil;

•	discoveries of new sources of oil that do not require deepwater drilling rigs;

•	the development of alternative sources of fuel and energy;

•	technological advances, including in production, refining and energy efficiency;

•	severe weather events and natural disasters;

•	our ability to meet any future capital expenditure requirements;

•	our ability to maintain operating expenses at adequate and profitable levels;

•	incurrence of cost overruns in the maintenance or other work performed on OPCO’s drilling rigs;

•	our ability to conduct and obtain investment for business activities involving U.S. sanctioned countries, entities and individuals;

•	our ability to leverage Seadrill’s relationship and reputation in the offshore drilling industry;

•	our ability to purchase drilling rigs in the future, including from Seadrill;

•	increasing our ownership interest in OPCO;

•	delay in payments by, or disputes with OPCO’s customers under its drilling contracts;

•	OPCO’s ability to comply with, maintain, renew or extend its existing drilling contracts;

•	OPCO’s ability to re-deploy its drilling rigs upon termination of its existing drilling contracts at profitable dayrates;

•	our ability to respond to new technological requirements in the areas in which we operate;

•	the occurrence of any accident involving OPCO’s drilling rigs or other drilling rigs in the industry;

•

changes in governmental regulations that affect us or OPCO and the interpretations of those regulations, particularly those that relate to environmental matters, export or import and economic sanctions or trade embargo matters, regulations applicable to the oil industry and tax and royalty legislation;

•	increased competition in the offshore drilling industry and other actions of competitors, including decisions to deploy drilling rigs in the areas in which OPCO currently operates;

•	the increased availability on a timely basis of drilling rigs, supplies, personnel and oil field services in the areas in which OPCO operates;

•	general economic, political and business conditions globally;

•	military operations, terrorist acts, wars or embargoes;

•	potential disruption of operations due to accidents, political events, piracy or acts by terrorists;

•	our or OPCO’s ability to obtain financing in sufficient amounts and on adequate terms;

•	workplace safety regulation and employee claims;

•	the cost and availability of adequate insurance coverage;

•

our incremental general and administrative expenses as a publicly traded limited liability company and our fees and expenses payable under the advisory, technical and administrative services agreements and the management and administrative services agreements;

•	the taxation of our company and distributions to our unitholders;

•	future sales of our units in the public market;

•	acquisitions and divestitures of assets and businesses by Seadrill;

•	our business strategy and other plans and objectives for future operations; and

•	other factors detailed in this prospectus and from time to time in our periodic reports.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our Annual Report on Form 20-F for the year ended December 31, 2012 (or our 2012 Annual Report). The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

ABOUT SEADRILL PARTNERS LLC

We are a growth oriented limited liability company formed by Seadrill Limited (NYSE: SDRL) to own, operate and acquire offshore drilling rigs. Our fleet currently consists of six drilling rigs, including two semi-submersible drilling rigs, one ultra-deep water drillship and three tender rigs. Our drilling rigs are under long term contracts with major oil companies such as Chevron, Total, BP and ExxonMobil. We expect to make acquisitions of drilling rigs with long term contracts from Seadrill and third parties in the future as market conditions permit.

On October 24, 2012, we completed the initial public offering of our common units (the “IPO”). In connection with our IPO, we acquired (i) a 30% limited partner interest in Seadrill Operating LP, as well as the non-economic general partner interest in Seadrill Operating LP through our 100% ownership of its general partner, Seadrill Operating GP LLC, and (ii) a 51% limited liability company interest in Seadrill Capricorn Holdings LLC. We control Seadrill Operating LP through our ownership of its general partner and Seadrill Capricorn Holdings LLC through our ownership of the majority of the limited liability company interests. Seadrill owns the remaining 70% limited partner interest in Seadrill Operating LP and the remaining 49% limited liability company interest in Seadrill Capricorn Holdings LLC. In May 2013, our wholly owned subsidiary, Seadrill Partners Operating LLC, acquired a 100% interest in the company that owns the tender rig T-15 and a 100% interest in the company that operates the tender rigs T-15 and T-16. In October 2013, Seadrill Partners Operating LLC acquired a 100% interest in the company that owns the tender rig T-16.

We are formed under the laws of the Marshall Islands and maintain our principal executive headquarters at 2nd Floor, Building 11, Chiswick Business Park, 566 Chiswick High Road, London W4 5YS, United Kingdom. Our telephone number at that address is +44 20 8811 4700.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in “Item 3—Key Information—Risk Factors” in our 2012 Annual Report, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Except as otherwise provided in an applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general company purposes, including repayment of debt (including debt owed to Seadrill), acquisitions, capital expenditures and additions to working capital.

The actual application of proceeds we receive from any particular primary offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

We will not receive any of the proceeds from the sale of common units by the selling unitholder.

CAPITALIZATION

The following table shows our historical cash and capitalization as of June 30, 2013. This table is derived from and should be read in conjunction with our historical financial statements, including accompanying notes, incorporated by reference in this prospectus. You should also read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Form 6-K for the six months ended June 30, 2013, which is incorporated by reference herein.

As of June 30, 2013
(in millions)
Cash and cash equivalents	$50.0

Debt(1):
Related party credit facility	$69.6
Current portion of long-term related party payable	572.3
Long-term related payable	689.9

Total debt	$1,331.8

Equity:
Members’ equity	$276.0
Held by public:
Common units	79.1
Held by Seadrill:
Common units	116.0
Subordinated units	80.9
Equity attributable to Seadrill Partners LLC	1,027.8
Non-controlling interest(2)	751.8

Total capitalization	$2,359.6

(1)	With the exception of the Sponsor Credit Facility, all of our outstanding long-term debt is secured by OPCO’s drilling rigs.
(2)	The non-controlling interest comprises (i) the 70% limited partner interest in Seadrill Operating LP owned by Seadrill and (ii) the 49% limited liability company interest in Seadrill Capricorn Holdings LLC owned by Seadrill.

Each prospectus supplement will include updated information on our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods presented:

	Year Ended December 31,			Six Months Ended June 30, 2013
	2012	2011	2010
Ratio of Earnings to Fixed Charges(1)(2)	4.72x	4.38x	5.04x	6.59x

(1)	For purposes of computing our ratio of earnings to fixed charges on a consolidated basis, earnings is the result of adding (a) pre-tax income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges and (c) amortization of capitalized interest, and subtracting interest capitalized. Fixed charges represent (i) interest expensed and capitalized and (ii) amortized premiums, discounts and capitalized expenses related to indebtedness.
(2)	Represents data for our predecessor in respect of the four drilling rigs, the West Aquarius, the West Capella, the West Capricorn and the West Vencedor in our initial fleet for periods prior to our initial public offering in October 2012, and for the drilling rig T-15 for the period prior to its acquisition in May 2013, as demonstrated by our report on Form 6-K filed with SEC on September 30, 2013 (as amended by the current report on Form 6-K/A filed with the SEC on November 1, 2013).

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

As of October 31, 2013, there were 28,125,647 common units outstanding, of which 18,063,147 are held by Seadrill and 10,062,500 are held by the public. Our common units were first offered on the NYSE on October 19, 2012 at an initial price of $22.00 per unit. Our common units are traded on the NYSE under the symbol “SDLP.”

The following table sets forth, for the periods indicated, the high and low sales prices for our common units, as reported on the NYSE, and quarterly cash distributions declared per common unit. The last reported sale price of our common units on the NYSE on October 31, 2013 was $32.96 per unit.

	High	Low	Cash Distributions per Unit(1)
Year ended December 31, 2012(2)	$28.00	$22.90	$0.290
Quarter ended December 31, 2012(2)	28.00	22.90	0.2906	(3)
Quarter ended March 31, 2013	29.88	25.85	0.3875
Quarter ended June 30, 2013	30.45	25.85	0.4175
Quarter ended September 30, 2013	34.30	27.40	0.4275	(4)
Quarter ended December 31, 2013(5)	33.79	31.01
Month ended May 31, 2013	29.90	27.24
Month ended June 30, 2013	30.45	28.00
Month ended July 30, 2013	30.46	27.40
Month ended August 31, 2013	31.70	28.25
Month ended September 30, 2013	34.30	29.49
Month ended October 31, 2013	33.79	31.01

(1)	Represents cash distributions attributable to the quarter.
(2)	For the period from October 19, 2012 through December 31, 2012.
(3)	For the period from October 24, 2012 to December 31, 2012, we paid unitholders a distribution of $0.2906 per common and subordinated unit. This distribution was the prorated portion of the minimum quarterly distribution of $0.3875 per common unit.
(4)	On October 25, 2013, our board of directors declared a $0.4275 per unit quarterly distribution (or $1.71 per unit on an annualized basis), payable on November 14, 2013 to unitholders of record on November 7, 2013.
(5)	For the period from October 1, 2013 through October 31, 2013.

DESCRIPTION OF THE COMMON UNITS

The common units and subordinated units represent limited liability company interests in us. The holders of units are entitled to participate in company distributions and exercise the rights and privileges available to members under our operating agreement. For a description of the relative rights and privileges of holders of common units and subordinated units in and to company distributions, together with a description of the circumstances under which subordinated units convert into common units, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions.”

Number of Units

We currently have 28,125,647 common units outstanding, of which 18,063,147 are held by Seadrill, which owns the Seadrill Member, and 10,062,500 are held by the public. We also have 16,543,350 subordinated units outstanding, for which there is no established public trading market, all of which are held by Seadrill.

Transfer Agent and Registrar

Computershare serves as registrar and transfer agent for the common units.

Transfer of Common Units

By transfer of common units in accordance with our operating agreement, each transferee of common units will be admitted as a member with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our operating agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our operating agreement; and

•	gives the consents and approvals contained in our operating agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

A transferee will become a substituted member of our company for the transferred common units automatically upon the recording of the transfer on our books and records. Our board of directors will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a member in our company for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Voting Rights

Unlike the holders of common stock in a corporation, holders of common units have only limited voting rights on matters affecting our business. We will hold a meeting of the members every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. The Seadrill Member has the right to appoint three of the seven members of our board of directors with the remaining four directors being elected by our common unitholders. At our annual meeting in 2013, one of the four directors elected by our common unitholders will be designated as the Class I elected director and will serve until our annual meeting of unitholders in 2014, another of the four directors will be designated as the Class II elected director and will serve until our annual meeting of unitholders in 2015, and the remaining two directors will be designated as our Class III elected directors and will serve until our annual meeting of unitholders in 2016. At each subsequent annual meeting of unitholders, directors will be elected to succeed the class of directors whose terms have expired by a plurality of the votes of the common unitholders. Directors elected by our common unitholders will be nominated by the board of directors or by any member or group of members that holds at least 10% of the outstanding common units. The operating agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management. Unitholders will have no right to elect the Seadrill Member, and the Seadrill Member may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common units and subordinated units, including any common units or subordinated units owned by the Seadrill Member and its affiliates, voting together as a single class.

The operating agreement further restricts unitholders’ voting rights by providing that if at any time any person or group owns beneficially more than 5% of any class of units then outstanding, any units beneficially owned by that person or group in excess of 5% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes under our operating agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 5% will effectively be redistributed pro rata among the other common unitholders holding less than 5% of the voting power of all classes of units entitled to vote. The Seadrill Member, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 5% limitation except with respect to voting their common units in the election of the elected directors.

The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the common units, excluding those common units held by the Seadrill Member and its affiliates, voting as a class and a majority of the subordinated units voting as a class; and

•	after the subordination period, the approval of a majority of the common units voting as a single class.

In voting their common units and subordinated units the Seadrill Member and its affiliates will have no duty or obligation whatsoever to us or the members, including any duty to act in good faith or in the best interests of us or the members.

Action	Unitholder Approval Required and Voting Rights

Issuance of additional units	No approval rights.

Amendment of the operating agreement	Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a unit majority and the approval of our board of directors.

Action	Unitholder Approval Required and Voting Rights

Amendment of OPCO’s operating agreement or the limited liability company agreement of Seadrill Operating GP LLC, or other action taken by us as a result of our control of OPCO	No approval rights. However, approval by the conflicts committee of our board of directors is required for these amendments and by our board of directors for certain actions affecting OPCO.

Merger of our company or the sale of all or substantially all of our assets	66 2/3% of the outstanding units and approval of our board of directors.

Dissolution of our company	66 2/3% of the outstanding units and approval of our board of directors.

Reconstitution of our company upon dissolution	Unit majority.

Election of four of the seven members of our board of directors	A plurality of the votes of the holders of common units.

Withdrawal of the Seadrill Member	Under most circumstances, the approval of a majority of the common units, excluding common units held by the Seadrill Member and its affiliates, is required for the withdrawal of the Seadrill Member prior to September 30, 2022.

Removal of the Seadrill Member	Not less than 66 2/3% of the outstanding units, including units held by the Seadrill Member and its affiliates, voting together as a single class.

Transfer of the Seadrill Member interest in us	The Seadrill Member may transfer all, but not less than all, of its Seadrill Member interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by the Seadrill Member and its affiliates, is required in other circumstances for a transfer of the Seadrill Member interest to a third party prior to September 30, 2022.

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of the Seadrill Member’s merger or consolidation with or into, or sale of all or substantially all of its assets to such person, the approval of a majority of the common units, excluding common units held by the Seadrill Member and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to September 30, 2017.

Transfer of ownership interests in the Seadrill Member	No approval required at any time.

Issuance of Additional Interests

The operating agreement authorizes us to issue an unlimited amount of additional limited liability company interests and options, rights and warrants to buy limited liability company interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders.

We intend to fund acquisitions through borrowings and the issuance of additional common units or other equity securities and the issuance of debt securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Marshall Islands law and the provisions of our operating agreement, we may also issue additional limited liability company interests that, as determined by our board of directors, have special voting rights to which the common units are not entitled.

The Seadrill Member and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the Seadrill Member and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. Other holders of common units will not have similar preemptive rights to acquire additional common units or other limited liability company interests.

Limited Call Right

If at any time the Seadrill Member and its affiliates hold more than 80% of the then-issued and outstanding limited liability company interests of any class, the Seadrill Member will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited liability company interests of the class held by unaffiliated persons as of a record date to be selected by the Seadrill Member, on at least 10 but not more than 60 days’ notice at a price equal to the greater of (x) the average of the daily closing prices of the limited liability company interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by the Seadrill Member or any of its affiliates for limited liability company interests of such class during the 90-day period preceding the date such notice is first mailed. The Seadrill Member is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

As a result of the Seadrill Member’s right to purchase outstanding limited liability company interests, a holder of limited liability company interests may have the holder’s limited liability company interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market. Please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Sale, Exchange or Other Disposition of Common Units” and “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Disposition of Units.”

Summary of the Operating Agreement

A copy of the operating agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of the important provisions of the operating agreement and the rights and privileges of our unitholders is included in our registration statement on Form 8-A as filed with the SEC on October 17, 2012, including any subsequent amendments or reports filed for the purpose of updating such description. Please read “Where You Can Find More Information.”

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our available cash (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it. We will generally finance any expansion capital expenditures from external financing sources, including borrowings from commercial banks and the issuance of equity and debt securities. Our cash distribution policy is consistent with the terms of our operating agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our operating agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•

The board of directors of Seadrill Operating LP’s general partner, Seadrill Operating GP LLC (subject to approval by our board of directors), has authority to establish reserves for the prudent conduct of its business. In addition, our board of directors controls Seadrill Capricorn Holdings LLC and Seadrill Partners Operating LLC and has the authority to establish reserves for the prudent conduct of its business. The establishment of these reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy.

•

Our ability to make cash distributions is limited by restrictions on distributions under OPCO’s financing agreements. OPCO’s financing agreements contain material financial tests and covenants that must be satisfied in order to pay distributions. If OPCO is unable to satisfy the restrictions included in any of its financing agreements or is otherwise in default under any of those agreements, it could have a material adverse effect on OPCO’s ability to make cash distributions to us and our ability to make cash distributions to you, notwithstanding our stated cash distribution policy.

•

OPCO is required to make substantial capital expenditures to maintain and replace its fleet. These expenditures may fluctuate significantly over time, particularly as drilling rigs near the end of their useful lives. In order to minimize these fluctuations, we are required to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

•

Although our operating agreement requires us to distribute all of our available cash, our operating agreement, including provisions requiring us to make cash distributions, may be amended. During the subordination period, with certain exceptions, our operating agreement may not be amended without the approval of a majority of the units held by non-affiliated common unitholders. After the subordination period has ended, our operating agreement can be amended with the approval of a majority of the outstanding common units, including those held by Seadrill.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our operating agreement.

•

Under Section 40 of the Marshall Islands Limited Liability Company Act of 1996, we may not make a distribution to you if after giving effect to the distribution all of our liabilities, other than liabilities to members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of ours, exceed the fair value of our assets except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in our assets only to the extent the fair value of that property exceeds that liability.

•

We may lack sufficient cash to pay distributions to our unitholders due to, among other things, changes in our business, including decreases in total operating revenues, decreases in dayrates, the loss of a drilling rig, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

Distributions of Available Cash

General

Within 45 days after the end of each quarter, we distribute all of our available cash (defined below) to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own, including OPCO):

•	less, the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own, including OPCO) established by our board of directors to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to such quarter;

•	comply with applicable law, any debt instruments or other agreements; and

•

provide funds for distributions to our unitholders for any one or more of the next four quarters; provided, however, our board could not reserve funds for such future quarters if we would be unable to pay the minimum quarterly distribution plus arrearages in the quarter for which available cash is being determined;

•

plus, all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own, including OPCO) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any of our equity interests in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to members.

Intent to Distribute the Minimum Quarterly Distribution

We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.3875 per unit, or $1.55 per unit per year, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses.

There is no guarantee that we will pay the minimum quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our operating agreement. Because our ownership interest in OPCO is our only cash-generating asset, the amount of our distributions to unitholders initially depends upon distributions by OPCO to us. OPCO is prohibited from making any distributions to us if it would cause an event of default, or an event of default is then existing, under its financing agreements.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	$35.0 million; plus

•

all of our cash receipts (including our proportionate share of cash receipts of certain subsidiaries we do not wholly own, including OPCO; and provided, that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions received and (5) corporate reorganizations or restructurings; plus

•

all cash receipts resulting from working capital borrowings (including our proportionate share of working capital borrowings for certain subsidiaries we do not wholly own, including OPCO) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•

interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own, including OPCO), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a drilling rig) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•

interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own, including OPCO), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

•

all of our “operating expenditures” (which includes estimated maintenance and replacement capital expenditures and is further described below) of us and our subsidiaries (including our proportionate share of operating expenditures by certain subsidiaries we do not wholly own, including OPCO); less

•

the amount of cash reserves (including our proportionate share of cash reserves for certain subsidiaries we do not wholly own, including OPCO) established by our board of directors to provide funds for future operating expenditures; less

•	any cash loss realized on dispositions of assets acquired using investment capital expenditures; less

•

all working capital borrowings (including our proportionate share of working capital borrowings by certain subsidiaries we do not wholly own, including OPCO) not repaid within twelve months after having been incurred.

If a working capital borrowing, which increases operating surplus, is not repaid during the 12-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $35.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments of cash we receive from non-operating sources.

Operating expenditures generally means all of our cash expenditures, including, but not limited to taxes, employee and director compensation, reimbursement of expenses to the Seadrill Member and our board of directors, repayment of working capital borrowings, debt service payments and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its stipulated settlement or termination date shall be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), provided that operating expenditures will not include:

•	deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under “—Capital Expenditures” below);

•	payment of transaction expenses (including taxes) relating to interim capital transactions; or

•	distributions to members.

Capital Expenditures

For purposes of determining operating surplus, maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long-term the operating capacity of or the revenue generated by capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by capital assets. In our operating agreement, we refer to these maintenance and replacement capital expenditures as “maintenance capital expenditures.” To the extent, however, that capital expenditures associated with acquiring a new drilling rig or improving an existing drilling rig increase the revenues or the operating capacity of the fleet, those capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Examples of maintenance and replacement capital expenditures include capital expenditures associated with maintenance, modifying an existing drilling rig or acquiring a new drilling rig to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by the fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the construction of a replacement drilling rig and paid in respect of the construction period, which we define as the period beginning on the date that we or OPCO enter into a binding construction contract and ending on the earlier of the date that the replacement drilling rig commences commercial service or the date that the replacement drilling rig is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights), will also be considered maintenance and replacement capital expenditures.

Because maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus adjusted operating surplus, and available cash for distribution to our unitholders if we subtracted actual maintenance and replacement capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our operating agreement requires that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long-term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our operating agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as “estimated maintenance capital expenditures.” The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect the fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. The operating agreements of OPCO require that our board of directors must approve the amount of maintenance and replacement capital reserves for OPCO.

The use of estimated maintenance and replacement capital expenditures in calculating operating surplus has the following effects:

•

it reduces the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it may reduce the need for us to borrow to pay distributions;

•	it may be difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to the Seadrill Member; and

•

it reduces the likelihood that a large maintenance and replacement capital expenditure in a period will prevent Seadrill from being able to convert some or all of its subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

Definition of Capital Surplus

Capital surplus generally will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We treat all available cash distributed on our common and subordinated units as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that enables us, if we choose, to distribute as operating surplus up to $35.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General

During the subordination period, which we define below, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.3875 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period

The subordination period will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after September 30, 2017, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted weighted average basis during those periods; and

•	there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove the Seadrill Member without cause, the subordination period may end before September 30, 2017.

For purposes of determining whether the tests in the bullets above have been met, the three consecutive four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

If the expiration of the subordination period occurs as a result of us having met the tests described above, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

In addition, at any time on or after September 30, 2017, provided that there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units and subject to approval by our conflicts committee, the holder or holders of a majority of our outstanding subordinated units will have the option to convert each outstanding subordinated unit into a number of common units determined by multiplying the number of outstanding subordinated units to be converted by a fraction, (i) the numerator of which is equal to the aggregate amount of distributions of available cash from operating surplus (not to exceed adjusted operating surplus) on the outstanding subordinated units (“historical distributions”) for the four fiscal quarters preceding the date of conversion (the “measurement period”) and (ii) the denominator of which is equal to the aggregate amount of distributions that would have been required during the measurement period to pay the minimum quarterly distribution on all outstanding subordinated units during such four-quarter period; provided, that if the forecasted distributions to be paid from forecasted operating surplus (not to exceed forecasted adjusted operating surplus) on the outstanding subordinated units for the four fiscal quarter period immediately following the measurement period (“forecasted distributions”), as determined by the conflicts committee, is less than historical distributions, then the numerator shall be forecasted distributions; provided, further, however, that the outstanding subordinated units may not convert into common units at a ratio that is greater than one-to-one. If the option to convert the subordinated units into common units is exercised as described above, the outstanding subordinated units will convert into the prescribed number of common units and will then participate pro rata with other common units in distributions of available cash.

Definition of Adjusted Operating Surplus

Adjusted operating surplus for any period generally means:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under “—Operating Surplus and Capital Surplus—Definition of Operating Surplus” above); less

•

the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own, including OPCO) with respect to that period; less

•

the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own, including OPCO) over that period not relating to an operating expenditure made during that period; plus

•

the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own, including OPCO) with respect to that period; plus

•

the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own, including OPCO) over that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods pursuant to the second bullet point above.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Removal of the Seadrill Member on the Subordination Period

If the unitholders remove the Seadrill Member other than for cause and units held by the Seadrill Member and its affiliates are not voted in favor of such removal:

•

the subordination period will end and each subordinated unit will immediately convert into one common unit and will then participate pro rata with the other common units in distributions of available cash;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

the holders of our incentive distribution rights (initially, the Seadrill Member) will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, to all unitholders, pro rata, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Seadrill Member Interest

The Seadrill Member owns a non-economic limited liability company interest in us, which does not entitle it to receive cash distributions. However, the Seadrill Member may in the future own common units or other equity securities in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The Seadrill Member currently holds the incentive distribution rights. The incentive distribution rights may be transferred separately from the Seadrill Member interest, subject to restrictions in the operating agreement. Except for transfers of incentive distribution rights to an affiliate or another entity as part of the Seadrill Member’s merger or consolidation with or into, or sale of substantially all of its assets to such entity, the approval of a majority of our common units (excluding common units held by the Seadrill Member and its affiliates) generally is required for a transfer of the incentive distribution rights to a third party prior to September 30, 2017. Any transfer by the Seadrill Member of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders in the following manner:

•	first, 100% to all unitholders, pro rata, until each unitholder receives a total of $0.4456 per unit for that quarter (the “first target distribution”);

•

second, 85% to all unitholders, pro rata, and 15% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.4844 per unit for that quarter (the “second target distribution”);

•

third, 75% to all unitholders, pro rata, and 25% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.5813 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the holders of the incentive distribution rights, pro rata.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	Holders of IDRs
Minimum Quarterly Distribution	$0.3875	100%	0%
First Target Distribution	up to $0.4456	100%	0%
Second Target Distribution	above $0.4456 up to $0.4844	85%	15%
Third Target Distribution	above $0.4844 up to $0.5813	75%	25%
Thereafter	above $0.5813	50%	50%

Seadrill Member’s Right to Reset Incentive Distribution Levels

The Seadrill Member, as the initial holder of our incentive distribution rights, has the right under our operating agreement to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to the Seadrill Member would be set. The Seadrill Member’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to the Seadrill Member are based may be exercised, without approval of our unitholders or the conflicts committee of our board of directors, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If at the time of any election to reset the minimum quarterly distribution amount and the target distribution levels the Seadrill Member and its affiliates are not the holders of a majority of the incentive distribution rights, then any such election to reset shall be subject to the prior written concurrence of the board of directors that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that the Seadrill Member would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to the Seadrill Member.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by the Seadrill Member of incentive distribution payments based on the target cash distributions prior to the reset, the Seadrill Member will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by the Seadrill Member for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period.

The number of common units that the Seadrill Member would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by the Seadrill Member in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date notice of such reset election is given, divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. The issuance of the additional common units will be conditioned upon approval of the listing or admission for trading of such common units by the national securities exchange on which the common units are then listed or admitted for trading.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 100% to all unitholders, pro rata, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•

second, 85% to all unitholders, pro rata, and 15% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•

third, 75% to all unitholders, pro rata, and 25% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the holders of the incentive distribution rights, pro rata.

Assuming that it continues to hold a majority of our incentive distribution rights, the Seadrill Member will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when the holders of the incentive distribution rights have received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that the holders of incentive distribution rights are entitled to receive under our operating agreement.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•

second, to the common unitholders, pro rata, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The operating agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the Seadrill Member to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and the target distribution levels to zero, we will then make all future distributions 50% to the holders of units and 50% to the holders of the incentive distribution rights (initially, the Seadrill Member).

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the initial unit price.

For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the operating agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (the “current market price”) is greater than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;

•	second, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and

•	thereafter, 50% to all unitholders, pro rata, 50% to holders of incentive distribution rights.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•

first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

•

second, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, to the subordinated unitholders, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

•	thereafter, 50% to all unitholders, pro rata, 50% to holders of incentive distribution rights.

The immediately preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

DESCRIPTION OF THE OTHER CLASSES OF UNITS

The operating agreement authorizes us to issue an unlimited number of additional limited liability company interests and other equity securities for the consideration and with the rights, preferences, and privileges established by our board of directors without the approval of any of our unitholders. A copy of the operating agreement is filed as an exhibit to our 2012 Annual Report. A summary of the important provisions of the operating agreement and the rights and privileges of our unitholders is included in our registration statement on Form 8-A as filed with the SEC on October 17, 2012, including any subsequent amendments or reports filed for the purpose of updating such description. Please read “Where You Can Find More Information.” As of November 1, 2013, no classes of limited liability company interests were outstanding other than the common units and the subordinated units.

Should we offer other classes of units under this prospectus, a prospectus supplement relating to the particular class or series of units offered will include the specific terms of those units, including, among other things, the following:

•	the designation, stated value, and liquidation preference of the units and the maximum number of units to constitute the class or series;

•	the number of units to be offered;

•	the public offering price at which the units will be issued;

•	any sinking fund provisions of the units;

•	the voting rights, if any, of the units;

•	the distribution rights of the units, if any;

•

whether the units will be redeemable and, if so, the price and the terms and conditions on which the units may be redeemed, including the time during which the units may be redeemed and any accumulated distributions thereof, if any, that the holders of the units will be entitled to receive upon the redemption thereof;

•

the terms and conditions, if any, on which the units will be convertible into, or exchangeable for, the units of any other class or series of units representing limited liability company interests, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

•	a discussion of any additional material federal income tax considerations (other than as discussed in this prospectus), if any, regarding the units; and

•	any additional rights, preferences, privileges, limitations, and restrictions of the units.

The particular terms of any class or series of units will also be described in the amendment to the operating agreement relating to that class or series of units, which will be filed as an exhibit to or incorporated by reference in this prospectus at or before the time of issuance of any such class or series of units.

Such units will be fully paid and non-assessable when issued upon full payment of the purchase price therefor. The transfer agent, registrar, and distributions disbursement agent for the units will be designated in the applicable prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

When used in this section “Description of Debt Securities,” the terms “we,” “us,” “our” and “issuer” refer to Seadrill Partners LLC.

The following is a description of the terms of the debt securities, which may be either senior debt securities or subordinated debt securities, and which we collectively refer to as the debt securities. The descriptions below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities.

If we offer senior debt securities, we will issue them under a senior indenture. If we offer subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures (which may be existing indentures) between us and a trustee that we will name in the related prospectus supplement.

The term “Trustee” as used in this prospectus shall refer to the trustee under either of the above indentures. The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

Specific Terms of Each Series of Debt Securities

The indenture does not limit the total amount of debt securities that may be issued. Debt securities under the indenture may be issued from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either a supplemental indenture or a resolution of our board of directors and an accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	whether the debt securities are senior or subordinated debt securities and, if subordinated debt securities, the specific subordination provision applicable thereto;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are secured or unsecured;

•	the form and title of the debt securities;

•	the total principal amount of the debt securities and any limit on such total principal amount;

•	the price at which we will issue the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	whether the debt securities are convertible into or exchangeable for other securities, and the conversion or exchange rate and other related terms, conditions and features.

•

any sinking fund or analogous provision, or option of the holder thereof, that would obligate us to repurchase, repay or otherwise redeem the debt securities, and the period or periods within which, the price or prices at which, and the other terms and conditions upon which such debt securities will be repurchased, repaid or redeemed;

•	whether the debt securities are entitled to the benefits of any guarantees by subsidiary guarantors;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•

deletions from, modifications of or additions to the events of default or covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein; and

•	any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•

debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

Interest payments may be made by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder, by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds paid to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to the issuer and the holders of the debt securities must look only to the issuer for payment after that time.

Covenants

Reports

The indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, Seadrill Partners will:

•

for as long as it is required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it is required to file with the SEC, copies of the annual report and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act; and

•	if it is required to furnish annual or quarterly reports to its unitholders pursuant to the Exchange Act, file with the Trustee any annual report or other reports sent to unitholders generally.

A series of debt securities may contain additional financial and other covenants. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “Event of Default” under the indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•

failure by the issuer to comply for 60 days after notice with the other agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series; or

•	certain events of bankruptcy, insolvency or reorganization of the issuer.

Exercise of Remedies

If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series notify us of the default and such default is not cured within 60 days after receipt of notice.

If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may:

•	waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

•	rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•

all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•

the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the indenture;

•	the Trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the Trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default.

In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the indenture or whether any default or Event of Default has occurred during the previous year.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

The issuer may amend the indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•	provide for the assumption by a successor of our obligations under the indenture;

•	add guarantors with respect to the debt securities;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

•	secure the debt securities;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon the issuer;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate Trustee; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

In addition, the issuer may amend the indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the indenture consent to it. The issuer may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under these provisions;

•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change in the amendment provisions which require each holder’s consent;

•

in the case of any subordinated debt security, make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior indebtedness of Seadrill Partners; or

•	make any change in the waiver provisions.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the issuer is required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	compliance by the issuer with certain restrictive provisions of the indenture; and

•	any past default under the indenture, subject to certain rights of the Trustee under the indenture;

except that such majority of holders may not waive a default: (i) in the payment of principal, premium or interest or (ii) in respect of a provision that under the indenture cannot be amended without, in the case of either (i) or (ii), the consent of all holders of the series of debt securities that is affected.

Defeasance

At any time, the issuer may terminate, with respect to debt securities of a particular series, all of its obligations under such series of debt securities and the indenture, which we call a “legal defeasance.” If the issuer decides to make a legal defeasance, however, the issuer may not terminate its obligations:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities; or

•	to maintain a registrar and paying agent in respect of the debt securities.

If the issuer exercises its legal defeasance option, any guarantee will terminate with respect to that series of debt securities.

At any time the issuer may also effect a “covenant defeasance,” which means it has elected to terminate its obligations under covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement.

The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option. If the legal defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth or fifth bullet points under “—Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, the issuer must:

•

irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•

deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service, or IRS, or other change in applicable federal income tax law.

No Personal Liability

None of the past, present or future incorporators, managers, members, directors, officers, employees or unitholders of the issuer or the Seadrill Member will have any liability for the obligations of the issuer under either indenture or the debt securities or for any claim based on such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of the Senior Indebtedness of Seadrill Partners. “Senior Indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

•

we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness of Seadrill Partners within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•

any other default on any Senior Indebtedness of Seadrill Partners occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of Senior Indebtedness that Seadrill Partners may incur, unless otherwise indicated in the applicable prospectus supplement.

Book Entry, Delivery and Form

A series of debt securities may be issued in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If a series of debt securities is issued in book-entry form, one or more global certificates will be issued and deposited with or on behalf of DTC and physical certificates will not be issued to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, or FINRA. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Principal, premium, if any, and interest payments due on the global securities will be wired to DTC’s nominee. The issuer, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, the issuer, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•

DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the issuer within 90 days; or

•	the issuer determines not to require all of the debt securities of a series to be represented by a global security and notifies the Trustee of the decision.

The Trustee

A separate trustee may be appointed for any series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (“Treasury Regulations”), and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Seadrill Partners LLC.

This discussion applies only to beneficial owners of common units that own the common units as capital assets within the meaning of Section 1221 of the Code (i.e., generally, for investment for tax purposes) and is not intended to be applicable to certain categories of unitholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies,

•	traders in securities that have elected the mark-to-market method of accounting for their securities,

•	persons whose functional currency is not the U.S. dollar,

•	persons holding our common units as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction,

•	certain U.S. expatriates,

•	financial institutions,

•	insurance companies,

•	persons subject to the alternative minimum tax,

•	persons that actually or under applicable constructive ownership rules own 10% or more of our units, and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership or any other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership and disposition of our common units.

No ruling has been or will be requested from the Internal Revenue Service (or “IRS”) regarding any matter affecting us or our unitholders. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

Election to be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our Series A Preferred Units that owns (actually or constructively) less than 10% of our equity and that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (i) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and, thereafter, as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units generally will be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends received from an entity treated as a corporation for U.S. federal income tax purposes, such as us, by a U.S. Holder that is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income,” which is taxable to such U.S. Individual Holder at preferential capital gain tax rates provided that: (i) the common stock or other common equity on which such dividends are paid is readily tradable on an established securities market in the United States (such as The New York Stock Exchange on which our common units are traded); (ii) the dividend paying entity is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences”); (iii) the U.S. Individual Holder has owned the common stock or other common equity on which such dividends are paid for more than 60 days during the 121-day period beginning 60 days before the date on which the common stock or other common equity becomes ex-dividend (and has not entered into certain risk limiting transactions with respect to such common stock or other common equity); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common units that are treated as qualified dividend income eligible for the preferential tax rates and as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units generally will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under “—U.S. Federal Income Taxation of U.S. Holders—Distributions”). Subject to the discussion of extraordinary dividends above, such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income

Certain U.S. holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by deductions that are allocable to such income. Unitholders should consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our common units.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our units, either:

•

at least 75% of our gross income (including the gross income of our drilling rig owning subsidiaries) for such taxable year consists of passive income (e.g. dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

•

at least 50% of the average value of the assets held by us (including the assets of our drilling rig owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our current and projected methods of operation, and an opinion of counsel, we do not believe that we are or will be a PFIC with respect to any taxable year. We have received the opinion of our U.S. counsel, Vinson & Elkins L.L.P., in support of this position that concludes that the income our subsidiaries earn from our present drilling contracts should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that we believe that more than 25% of our gross income for our 2012 taxable year arose, and we expect that more than 25% of our gross income for 2013 and each future year will arise, from such drilling contracts or other income our U.S. counsel has opined does not constitute passive income, and more than 50% of the average value of our assets for each such year was held or will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our 2012 taxable year or the current or any future year.

Distinguishing between contractual arrangements treated as generating rental income, which may constitute passive income for purposes of determining our PFIC status, and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our drilling contracts or charters, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position. Moreover, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future and that we will not become a PFIC in any future year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below. If we are a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of our subsidiaries that are PFICs. However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such holder must file an annual report with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election (an “Electing Holder”), then, for U.S. federal income tax purposes, that Electing Holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year (or a Non-Electing Holder) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•

the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC, a U.S. holder would be required to file Form 8621 annually with the IRS with respect to the U.S. holder’s common units. In addition, if we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a “Non-U.S. Holder.” If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which the disposition occurs and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year, or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders should consult their tax advisors regarding their reporting obligations, if any, result of their purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Seadrill Partners LLC.

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Watson, Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

United Kingdom Tax Consequences

The following is a discussion of the material U.K. tax consequences that may be relevant to prospective unitholders who are persons not resident or individuals not resident or ordinarily resident for tax purposes in the United Kingdom (and who are persons who have not been resident or ordinarily resident for tax purposes in the United Kingdom), or “non-U.K. Holders.”

Prospective unitholders who are, or have been, resident or ordinarily resident in the United Kingdom are urged to consult their own tax advisors regarding the potential U.K. tax consequences to them of an investment in our common units. For this purpose, a company incorporated outside of the U.K. will be treated as resident in the United Kingdom in the event its central management and control is carried out in the United Kingdom.

The discussion that follows is based upon existing U.K. legislation and current H.M. Revenue & Customs practice as of the date of this prospectus, both of which may change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.

We are not required to withhold U.K. tax when paying distributions to unitholders.

Under U.K. taxation legislation, non-U.K. holders will not be subject to tax in the United Kingdom on income or profits, including chargeable (capital) gains, in respect of the acquisition, holding, disposition or redemption of the common units, provided that:

•	such holders do not use or hold and are not deemed or considered to use or hold common units in the course of carrying on a trade, profession or vocation in the United Kingdom; and

•	such holders do not have a branch or agency or permanent establishment in the United Kingdom to which such common units are used, held or acquired.

A non-U.K. resident company or an individual not resident or ordinarily resident in the United Kingdom that carries on a business in the United Kingdom through a partnership is subject to United Kingdom tax on income derived from the business carried on by the partnership in the United Kingdom. Nonetheless, because we are organized as a limited liability company (and not a partnership), we expect that non-U.K. Holders will not be considered to be carrying on business in the United Kingdom for the purposes of U.K. taxation solely by reason of the acquisition, holding, disposition or redemption of their common units.

EACH PROSPECTIVE UNITHOLDER IS URGED TO CONSULT HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER HIS PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

•	in the case of debt securities, the interest rate, maturity and any redemption provisions;

•	in the case of debt securities that are convertible into or exchangeable for other securities, the conversion or exchange rate and other terms, conditions and features; and

•	any securities exchanges on which the securities may be listed.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we or the selling unitholder utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, the selling unitholder will enter into an underwriting agreement with the underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We and, if applicable, the selling unitholder may indemnify the underwriters under the relevant underwriting agreement against specific civil liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum compensation to be paid to underwriters participating in any offering made pursuant to this prospectus will not exceed 8% of the gross proceeds from that offering.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the Internet, to sell offered securities directly.

We may offer our common units into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

SELLING UNITHOLDER

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 10,000,000 common units owned by Seadrill Limited, the selling unitholder. Seadrill Limited owns 18,063,147 of our common units, (14,752,525 of which were obtained in connection with our initial public offering on October 24, 2012 (“IPO”) and 3,310,622 of which were obtained in connection with our recent acquisition of the T-16). In addition, Seadrill Limited owns 16,543,350 of our subordinated units, all of which were obtained in connection with our IPO. The subordinated units may be converted into common units on a one-for-one basis upon termination of the subordination period under certain circumstances, as set forth in our operating agreement. In addition to holding common units and all of the subordinated units in us, the selling unitholder also owns all of the ownership interests in the Seadrill Member. See “About Seadrill Partners LLC” for additional information regarding our relationship with the selling unitholder.

The following table sets forth information relating to the selling unitholder as of October 31, 2013 based on information supplied to us by the selling unitholder on or prior to that date. We have not sought to verify such information. Information concerning the selling unitholder may change over time. The selling unitholder may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. In addition, the selling unitholder may have sold, transferred or otherwise disposed of some or all of its common units since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of its common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

Selling Unitholders	Common Units Owned Prior to Offering	Common Units Being Offered(1)	Common Units Owned after Offering
			Number of Units(2)	Percentage(3)
Seadrill Limited(4)	18,063,147	10,000,000	8,063,147	28.7%

(1)	Does not include 16,543,350 subordinated units, which are convertible into common units.
(2)	Assumes the sale of all common units held by such selling unitholder offered by this prospectus.
(3)	Based on 28,125,647 common units outstanding.
(4)	Hemen Holding Limited, a Cyprus Holding company, and other related companies which are collectively referred to herein as Hemen own approximately 115,097,583 shares, or 24.6%, of common stock of Seadrill. Hemen is indirectly controlled by trusts established by Mr. John Fredriksen, President and Chairman of the Board of Seadrill, for the benefit of his immediate family. Mr. Fredriksen disclaims beneficial ownership of the Seadrill common shares held by Hemen, except to the extent of his voting and dispositive interest in such common shares. Mr. Fredriksen has no pecuniary interest in the common shares held by Hemen. Hemen is also party to separate Total Return Swap Agreements relating to 3,900,000 of Seadrill’s common shares and call options for 2,004,015 of Seadrill’s shares.

The prospectus supplement for any offering or our common units by the selling unitholder will set forth the following information with respect to the selling unitholder:

•	the nature of any position, office or other material relationship that the selling unitholder has had within the last three years with us or any of our affiliates;

•	the number of common units owned by the selling unitholder prior to the offering;

•	the amount of common units to be offered for the selling unitholder’s account; and

•	the amount and (if one percent or more) the percentage of common units to be owned by the selling unitholder after the completion of the offering.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are formed under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, the Seadrill Member or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, to accept service of process on our behalf in any such action.

Watson, Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, the Seadrill Member, or the directors or officers of such entities judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us, the Seadrill Member or such directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, (a) the validity of the equity securities and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams LLP and (b) the validity of the debt securities under New York law and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The Combined and Consolidated Financial Statements of Seadrill Partners LLC as of December 31, 2012 and for the year ended December 31, 2012 incorporated by reference into this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP in the United Kingdom, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers LLP is located at The Atrium, 1 Harefield Road, Uxbridge, UB8 1EX, United Kingdom.

The Combined and Consolidated Financial Statements of Seadrill Partners LLC as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011 incorporated by reference into this prospectus have been so included in reliance on the report of PricewaterhouseCoopers AS in Norway, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers AS is a member of the Norwegian Institute of Public Accountants. PricewaterhouseCoopers AS is located at Dronning Eufemiasgate 8, N-0191, Oslo, Norway.

EXPENSES

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated, except the SEC registration fee and the FINRA fee.

U.S. Securities and Exchange Commission registration fee	$145,184
Financial Industry Regulatory Authority filing fee	169,580
New York Stock Exchange listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving costs	*
Transfer agent fees and other	*
Miscellaneous	*
Total	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Seadrill Partners LLC is a Marshall Islands limited liability company. As permitted by the Marshall Islands Limited Liability Company Act of 1996, our operating agreement sets forth that we will generally indemnify our directors, officers, the Seadrill Member and its affiliates to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)	the Seadrill Member or any successor owning the Seadrill Member interest;

(2)	any departing member owning the Seadrill Member interest;

(3)	any person who is or was an affiliate of the Seadrill Member or any departing member owning the Seadrill Member interest;

(4)	any person who is or was an officer, director, member, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5)	any person who is or was serving as a director, officer, member, fiduciary or trustee of another person at the request of our board of directors, the Seadrill Member or any departing member owning the Seadrill Member interest;

(6)	any person designated by our board of directors;

(7)	the members of our board of directors; and

(8)	any of our officers.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the Seadrill Member or any departing member owning the Seadrill Member interest will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the operating agreement. We currently maintain directors’ and officers’ insurance for our directors and officers.

Item 9.	Exhibits.

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1	Certificate of Formation of Seadrill Partners LLC (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form F-1 (Registration No. 333-184023))

3.2	First Amended and Restated Limited Liability Company Agreement of Seadrill Partners LLC (incorporated by reference from the registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2012, filed on April 30, 2013)

4.1	Form of Senior Indenture

4.2	Form of Subordinated Indenture

5.1	Opinion of Watson, Farley & Williams LLP as to the legality of the primary equity securities being registered

Exhibit Number	Description

5.2	Opinion of Watson, Farley & Williams LLP as to the legality of the selling unitholder common units being registered

5.3	Opinion of Vinson & Elkins L.L.P. as to the validity of the debt securities being registered

8.1	Opinion of Vinson & Elkins L.L.P. relating to tax matters

8.2	Opinion of Watson, Farley & Williams LLP relating to tax matters

10.1	Rig Rental Agreement, effective as of December 10, 2012, by and among Seadrill T-15 Ltd. and Seadrill UK Ltd.

10.2	Rig Rental Agreement, effective as of December 10, 2012, by and among Seadrill T-16 Ltd. and Seadrill UK Ltd.

10.3	Rig Rental Agreement, effective as of December 10, 2012, by and among Seadrill International Ltd. and Seadrill UK Ltd., relating to the T-15

10.4	Rig Rental Agreement, effective as of December 10, 2012, by and among Seadrill International Ltd. and Seadrill UK Ltd., relating to the T-16

10.5	Purchase and Sale Agreement, dated October 11, 2013, by and among Seadrill Limited, Seadrill Partners LLC and Seadrill Partners Operating LLC

10.6	Loan Agreement, dated October 11, 2013, by and among Seadrill Limited, Seadrill T-16 Ltd. and Seadrill Partners Operating LLC

12.1	Ratios of earnings to fixed charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers AS

23.3	Consent of Watson, Farley & Williams LLP (contained in Exhibits 5.1, 5.2 and 8.2)

23.4	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.3 and 8.1)

24.1	Power of Attorney (included on Page II-5)

25.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 under the Senior Indenture

25.2*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 under the Subordinated Indenture

*	To be filed by amendment or as an exhibit to a Report on Form 6-K of the Registrant that is incorporated by reference into this registration statement.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

6.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

8.	That for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.	To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

10.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, in the United Kingdom on the 1st day of November, 2013.

SEADRILL PARTNERS LLC

By:	/s/ Graham Robjohns
Name: Graham Robjohns
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Graham Robjohns Graham Robjohns	Chief Executive Officer, Principal Executive Officer and Director	November 1, 2013

/s/ Rune Magnus Lundetræ Rune Magnus Lundetræ	Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer	November 1, 2013

/s/ Tor Olav Trøim Tor Olav Trøim	Director and Chairman	November 1, 2013

/s/ Bert Bekker Bert Bekker	Director	November 1, 2013

/s/ Kate Blankenship Kate Blankenship	Director	November 1, 2013

/s/ Harald Thorstein Harald Thorstein	Director	November 1, 2013

/s/ Bart Veldhuizen Bart Veldhuizen	Director	November 1, 2013

/s/ Tony Curry Tony Curry	Director	November 1, 2013

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Seadrill Partners LLC in the United States, has signed the Registration Statement in the City of Newark, State of Delaware on the 1st day of November, 2013.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number		Description

1.1	*	Form of Underwriting Agreement

3.1		Certificate of Formation of Seadrill Partners LLC (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form F-1 (Registration No. 333- 184023))

3.2		First Amended and Restated Limited Liability Company Agreement of Seadrill Partners LLC (incorporated by reference from the registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2012, filed on April 30, 2013)

4.1		Form of Senior Indenture

4.2		Form of Subordinated Indenture

5.1		Opinion of Watson, Farley & Williams LLP as to the legality of the primary equity securities being registered

5.2		Opinion of Watson, Farley & Williams LLP as to the legality of the selling unitholder common units being registered

5.3		Opinion of Vinson & Elkins L.L.P. as to the validity of the debt securities being registered

8.1		Opinion of Vinson & Elkins L.L.P. relating to tax matters

8.2		Opinion of Watson, Farley & Williams LLP relating to tax matters

10.1		Rig Rental Agreement, effective as of December 10, 2012, by and among Seadrill T-15 Ltd. and Seadrill UK Ltd.

10.2		Rig Rental Agreement, effective as of December 10, 2012, by and among Seadrill T-16 Ltd. and Seadrill UK Ltd.

10.3		Rig Rental Agreement, effective as of December 10, 2012, by and among Seadrill International Ltd. and Seadrill UK Ltd., relating to the T-15

10.4		Rig Rental Agreement, effective as of December 10, 2012, by and among Seadrill International Ltd. and Seadrill UK Ltd., relating to the T-16

10.5		Purchase and Sale Agreement, dated October 11, 2013, by and among Seadrill Limited, Seadrill Partners LLC and Seadrill Partners Operating LLC

10.6		Loan Agreement, dated October 11, 2013, by and among Seadrill Limited, Seadrill T-16 Ltd. and Seadrill Partners Operating LLC

12.1		Ratios of earnings to fixed charges

23.1		Consent of PricewaterhouseCoopers LLP

23.2		Consent of PricewaterhouseCoopers AS

23.3		Consent of Watson, Farley & Williams LLP (contained in Exhibits 5.1, 5.2 and 8.2)

23.4		Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.3 and 8.1)

24.1		Power of Attorney (included on Page II-5)

25.1	*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 under the Senior Indenture

25.2	*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 under the Subordinated Indenture

*	To be filed by amendment or as an exhibit to a Report on Form 6-K of the Registrant that is incorporated by reference into this registration statement.